EXHIBIT 99.1

Community West Bancshares Earnings Increase 27% to $3.6 Million, or $0.41 Per Diluted Share, in 3Q21 Compared to 3Q20; Declares Quarterly Cash Dividend of $0.07 Per Common Share

GOLETA, Calif., Nov. 01, 2021 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (the “Bank”), today reported net income increased 27.1% to $3.6 million, or $0.41 per diluted share, for the third quarter of 2021 (3Q21), compared to $2.9 million, or $0.33 per diluted share, for the third quarter of 2020 (3Q20), and remained unchanged compared to the second quarter of 2021 (2Q21). For the first nine months of 2021, the Company reported net income of $10.2 million, or $1.17 per diluted share, an increase of 81.7% compared to $5.6 million, or $0.66 per diluted share, for the first nine months of 2020.

“Our third quarter and year-to-date earnings were strong, fueled by increased net interest income and an expanded balance sheet,” stated Martin E. Plourd, Chief Executive Officer. “Strong revenue generation along with the continued success of our outreach to new and existing clients during the quarter generated increased income and had a meaningful impact on loan generation with new loan commitments of $62.4 million in 3Q21 to offset SBA PPP loan forgiveness of $35 million and deposit growth. We continue to focus on deploying excess liquidity through increased lending activity, while managing asset quality. With the continued improvement in our local economies, we remain optimistic for growth throughout the rest of the year.”

Third Quarter 2021 Financial Highlights:

  Net income was $3.6 million, or $0.41 per diluted share in 3Q21 and in 2Q21, compared to $2.9 million, or $0.33 per diluted share in 3Q20.
  Net interest income increased to $10.9 million for 3Q21, compared to $10.7 million for 2Q21 and $9.6 million in 3Q20.
  A provision for loan losses of $7,000 was booked for 3Q21, compared to a credit for loan losses of $41,000 for 2Q21, and a provision for loan losses of $113,000 for 3Q20. The resulting allowance was 1.19% of total loans held for investment at September 30, 2021, and 1.24% of total loans held for investment, excluding the $36.1 million of Paycheck Protection Program (“PPP”) loans at September 30, 2021, which are 100% guaranteed by the Small Business Administration (“SBA”).*
  Net interest margin was 3.97% for 3Q21, compared to 4.24% for 2Q21, and 3.76% for 3Q20.
  Non-interest bearing demand deposits increased $17.5 million during the quarter to $219.8 million at September 30, 2021 and increased $29.7 million compared to $190.1 million at September 30, 2020.
  Total demand deposits increased $75.9 million to $727.8 million at September 30, 2021, compared to $651.9 million at June 30, 2021, and increased $182.6 million compared to $545.2 million at September 30, 2020.
  Total loans decreased $2.7 million to $890.6 million at September 30, 2021, compared to $893.3 million at June 30, 2021, and increased $36.1 million compared to $854.5 million at September 30, 2020.
  Book value per common share increased to $11.46 at September 30, 2021, compared to $11.11 at June 30, 2021, and $10.23 at September 30, 2020.
  The Bank’s community bank leverage ratio (CBLR) was 8.59% at September 30, 2021, compared to 8.94% at June 30, 2021, and 8.79% at September 30, 2020.
  Net non-accrual loans were $1.7 million at September 30, 2021, compared to $1.8 million at June 30, 2021, and $2.3 million at September 30, 2020.
  Other assets acquired through foreclosure, net, was $2.6 million at September 30, 2021 and June 30, 2021, respectively, and $2.7 million at September 30, 2020.

*Non GAAP

COVID-19 Pandemic and PPP loan Update

“Contributing to our success in the first nine months of 2021, and previously in 2020, was our participation in the SBA’s PPP program,” said Plourd. “As of September 30, 2021, we had 166 PPP loans totaling $36.1 million remaining on our balance sheet from both the first and second rounds of funding. During the third quarter of 2021, $35.0 million of the PPP loans were forgiven by the SBA. We recognized $1 million of income in net fees related to PPP loans during 3Q21, compared to $0.9 million of income in net fees during 2Q21, and have $1 million remaining in net unrecognized fees related to PPP loans that will be recognized as income through amortization or once the loans are paid off or forgiven by the SBA. As these loans are forgiven, we will use the liquidity to pursue new lending opportunities as well as focus on further reduction in funding costs.”

“During the third quarter of 2021 we remained focused on delivering an exceptional client experience throughout the PPP forgiveness process, and this approach, along with our client’s referrals to others, helped bring new clients into the Bank, as is evident from our strong demand deposit growth during the quarter,” said William F. Filippin, President, of Community West Bank.

While the Company had no loans on deferral as of September 30, 2021, it continues to closely monitor high-risk industry loans. The industries most heavily impacted include retail, healthcare, hospitality, schools and energy. The Company continues to evaluate loans related to affected industries, and at September 30, 2021, the Bank’s loans to these industries were $162.7 million, which is 18.3% of its $890.6 million loan portfolio.

Of the selected industry loans, $1.3 million, or less than 1%, are on non-accrual at September 30, 2021 compared to $1.6 million at September 30, 2020. Also, of the selected industry loans, the classified loans are $15.0 million, or 9.23% at September 30, 2021 compared to $17.1 million or 9.26% at September 30, 2020. Additional detail by industry at September 30, 2021 is included in the table below.

Sectors Under Focus (Excluding PPP Loans)
As of 9/30/21 (in thousands)	Loans Outstanding	$ Non-accrual	% Non-accrual	$ Classified	% Classified	$ Deferrals	% Deferral
Healthcare	$50,410	$0	0.00%	$2,084	4.13%	$-	0.00%
Senior/Assted Living Facilities	23,487	0	0.00%	-	0.00%	-	0.00%
Medical Offices	17,970	0	0.00%	253	1.41%	-	0.00%
General Healthcare	8,953	0	0.00%	1,831	20.45%	-	0.00%
Hospitality	49,493	1,346	2.72%	5,029	10.16%	-	0.00%
Lodging	39,481	1,345	3.41%	2,437	6.17%	-	0.00%
Restaurants	10,012	1	0.01%	2,592	25.89%	-	0.00%
Retail Commercial Real Estate	48,942	0	0.00%	7,796	15.93%		0.00%
Retail Services	12,637	0	0.00%	17	0.13%	-	0.00%
Schools	1,137	0	0.00%	-	0.00%	-	0.00%
Energy	89	0	0.00%	89	100.00%	-	0.00%
Total	$162,706	$1,346	0.83%	$15,015	9.23%	$-	0.00%

Income Statement

Net interest income improved to $10.9 million in 3Q21, compared to $10.7 million in 2Q21, and $9.6 million in 3Q20. In the first nine months of 2021, net interest income increased 18.3% to $31.7 million, compared to $26.8 million in the first nine months of 2020.

Net interest margin was 3.97% for 3Q21, a 27-basis point contraction compared to 2Q21, and a 21-basis point improvement compared to 3Q20. “PPP loan payoffs, and our continued focus on reducing our cost of funds rate contributed to the net interest margin expansion during 3Q21 compared to 3Q20. The decrease compared to the prior quarter was mostly due to lower yield on earning assets during 3Q21 compared to 2Q21,” said Susan C. Thompson Chief Financial Officer. The cost of funds for 3Q21 reduced by 5-basis points to 0.36%, compared to 0.41% for 2Q21, and improved by 30-basis points compared to 0.66% for 3Q20. PPP loans included fees accounting for 25 basis points of 3Q21 net interest margin, and 10 basis points of 2Q21 net interest margin. In the first nine months of 2021, the net interest margin expanded 32 basis points to 4.13%, compared to the first nine months of 2020.

“Due to the change in loan mix in the third quarter and positive migration out of “Watch” or worse loan risk rating categories in the loan portfolio, as well as $36,000 of net loan recoveries, we recorded a provision for loan losses of $7,000 during 3Q21. This compares to a provision credit for loan losses of $41,000 in 2Q21 and a provision for loan losses of $113,000 in 3Q20. We feel that we are solidly positioned as we navigate through the recovery from the residual effects of the pandemic, with loan loss reserves, excluding PPP loans, of 1.24% at September 30, 2021,” said Thompson.

Non-interest income totaled $1.0 million in 3Q21, compared to $872,000 in 2Q21, and $1.4 million in 3Q20. Other loan fees were $383,000 for 3Q21, compared to $310,000 in 2Q21, and $539,000 in 3Q20. Gain on sale of loans was $118,000 in 3Q21, compared to $130,000 in 2Q21, and $424,000 in 3Q20. Non-interest income declined slightly to $2.8 million in the first nine months of 2021, compared to $2.9 million in the first nine months of 2020.

Non-interest expense totaled $6.9 million in 3Q21, compared to $6.7 million in 2Q21 and in 3Q20. The Company’s efficiency ratio was 57.31% for 3Q21, compared to 57.70% for 2Q21 and 61.65% for 3Q20. In the first nine months of 2021, non-interest expense was $20.4 million, compared to $20.5 million in the first nine months of 2020. The Company continues to focus on expense control and gaining efficiencies through use of technology and process improvement.

Balance Sheet

Total assets increased $72.6 million, or 6.8%, to $1.14 billion at September 30, 2021, compared to $1.06 billion at June 30, 2021, and increased $93.5 million compared to $1.04 billion at September 30, 2020. Total loans decreased by $2.7 million, to $890.6 million at September 30, 2021, compared to $893.3 million at June 30, 2021, and increased $36.1 million, or 4.2%, compared to $854.5 million at September 30, 2020. Total loans, excluding PPP loans, increased $32.3 million during the quarter, or 3.9%, and increased $75.7 million, or 9.7%, compared to September 30, 2020.

“Loan growth, excluding PPP loans, was solid during the quarter, primarily from growth in commercial real estate and manufactured housing loan portfolios which offset the $35.0 million decline in PPP loan balances due to loan forgiveness,” said Thompson. Commercial real estate loans outstanding (which include SBA 504, construction and land) were up 20.0% from year ago levels to $473.3 million at September 30, 2021, and comprise 53.1% of the total loan portfolio. Manufactured housing loans were up 6.2% from year ago levels to $292.5 million, and represent 32.8% of total loans. PPP loans were $36.1 million at September 30, 2021, and represent 4.1% of total loans down from $71.1 million at June 30, 2021 and $75.7 million at September 30, 2020. Commercial loans (which include agriculture loans) were down 20.7% from year ago levels to $66.7 million, and represent 7.5% of the total loan portfolio. The majority of this decrease was in the agriculture loan portfolio as the Bank continues to focus on off-balance sheet Farmer Mac lending.

Total deposits increased $67.4 million, or 7.8%, to $931.9 million at September 30, 2021, compared to $864.6 million at June 30, 2021, and increased $182.8 million, or 24.4% compared to $749.2 million at September 30, 2020. Non-interest-bearing demand deposits were $219.8 million at September 30, 2021, a $17.5 million increase compared to $202.3 million at June 30, 2021, and a $29.7 million increase compared to $190.1 million at September 30, 2020. Interest-bearing demand deposits increased $58.4 million to $508.0 million at September 30, 2021, compared to $449.6 million at June 30, 2021, and increased $152.9 million compared to $355.1 million at September 30, 2020. “Demand deposit balances remained at record levels with new relationships established from our business development efforts,” said Thompson.

Certificates of deposit (CDs), which include brokered deposits, decreased $10.0 million during the quarter to $182.9 million at September 30, 2021, compared to $192.9 million at June 30, 2021, and decreased $2.5 million compared to $185.4 million at September 30, 2020. The decrease in CD’s at September 30, 2021 compared to a year ago was due to divesting some high-priced municipal and brokered deposits to lower cost, core funding.

Stockholders’ equity increased to $98.8 million at September 30, 2021, compared to $95.5 million at June 30, 2021, and $86.7 million at September 30, 2020. Book value per common share increased to $11.46 at September 30, 2021, compared to $11.11 at June 30, 2021, and $10.23 at September 30, 2020. The increase in capital will be utilized to support balance sheet growth and dividend payments.

Credit Quality

“Although our credit metrics remain strong, we continue to closely monitor our loan portfolio and asset quality metrics, and have elevated credit monitoring structures in place,” said Plourd. “Our disciplined approach of managing potential problem loans early has helped to keep us from incurring losses. This conservative loan grading system is a strategy that we put in place years ago, and is reflective in our historic low loss ratio.”

At September 30, 2021, asset quality reflected improvement due to positive loan risk rating migrations during the third quarter. Total classified loans decreased year-over-year due to proactive risk rating of loans showing signs of financial stress during the pandemic, while net non-accrual loans also decreased year over year. All loans rated “Watch” or worse are monitored monthly and proactive measures are taken when any signs of deterioration to the credit are discovered.

The Company recorded a provision for loan losses of $7,000 in 3Q21. This compared to a provision credit for loan losses of $41,000 in 2Q21, and a provision for loan losses of $113,000 in 3Q20. The allowance for credit losses, including the reserve for undisbursed loans, was $10.4 million, or 1.19% of total loans held for investment, at September 30, 2021, and 1.24% of total loans held for investment excluding PPP loans. Net non-accrual loans, plus net other assets acquired through foreclosure, decreased to $4.3 million at September 30, 2021, compared to $4.4 million at June 30, 2021 and decreased 14% compared to $5.0 million at September 30, 2020.

There was $1.7 million in net non-accrual loans as of September 30, 2021, compared to $1.8 million at June 30, 2021, and $2.3 million at September 30, 2020. Of the $1.7 million of net non-accrual loans at September 30, 2021, $1.3 million were SBA 504 loans, $96,000 were manufactured housing loans and $266,000 were single family real estate loans.

There was $2.6 million in other assets acquired through foreclosure as of September 30, 2021 and June 30, 2021, respectively, and $2.3 million at September 30, 2020. The majority of this balance relates to one property in the amount of $2.3 million.

Cash Dividend Declared

The Company’s Board of Directors declared a quarterly cash dividend of $0.07 per common share, payable November 30, 2021 to common shareholders of record on November 15, 2021.

Stock Repurchase Program

On August 27, 2021, the Company announced that its Board of Directors had extended the stock repurchase plan until August 31, 2023. The Company did not repurchase shares during the third quarter of 2021, leaving $1.4 million available under the previously announced repurchase program.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties. Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles. The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In September 2021, Community West was named to Piper Sandler’s Bank and Thrift Sm-All Stars – Class of 2021. This award recognized Community West as one of the top 35 best performing small capitalization institutions from a list of publicly traded banks and thrifts in the U.S. with market capitalizations less than $2.5 billion. In making their selections, Piper Sandler focused on growth, profitability, credit quality and capital strength.

In April 2021, Community West Bank was awarded a “Super Premier Performance” rating by The Findley Reports. For 52 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States. In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans. We are also rated 5 star Superior by Bauer Financial.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020

Interest income
Loans, including fees	$11,576	$11,433	$10,856	$10,790	$10,909
Investment securities and other	259	218	199	196	207
Total interest income	11,835	11,651	11,055	10,986	11,116

Deposits	708	771	742	815	1,046
Other borrowings	198	194	271	378	518
Total interest expense	906	965	1,013	1,193	1,564
Net interest income	10,929	10,686	10,042	9,793	9,552
Provision (credit) for loan losses	7	(41)	(173)	(44)	113
Net interest income after provision for loan losses	10,922	10,727	10,215	9,837	9,439
Non-interest income
Other loan fees	383	310	313	383	539
Gains from loan sales, net	118	130	118	209	424
Document processing fees	145	138	106	129	152
Service charges	77	74	67	83	75
Other	317	220	293	166	162
Total non-interest income	1,040	872	897	970	1,352
Non-interest expenses
Salaries and employee benefits	4,478	4,379	4,565	4,594	4,402
Occupancy, net	802	780	779	751	751
Professional services	434	430	340	399	460
Data processing	292	332	340	254	258
Depreciation	191	198	205	202	205
FDIC assessment	127	121	91	165	123
Advertising and marketing	189	164	183	110	145
Stock-based compensation	63	58	68	68	71
Other	284	207	289	526	307
Total non-interest expenses	6,860	6,669	6,860	7,069	6,722
Income before provision for income taxes	5,102	4,930	4,252	3,738	4,069
Provision for income taxes	1,467	1,379	1,231	1,111	1,209
Net income	$3,635	$3,551	$3,021	$2,627	$2,860
Earnings per share:
Basic	$0.42	$0.42	$0.36	$0.31	$0.34
Diluted	$0.41	$0.41	$0.35	$0.31	$0.33

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020

Interest income
Loans, including fees	$11,576	$10,909	$33,865	$32,158
Investment securities and other	259	207	676	710
Total interest income	11,835	11,116	34,541	32,868

Deposits	708	1,046	2,221	4,668
Other borrowings	198	518	663	1,404
Total interest expense	906	1,564	2,884	6,072
Net interest income	10,929	9,552	31,657	26,796
Provision (credit) for loan losses	7	113	(207)	1,267
Net interest income after provision for loan losses	10,922	9,439	31,864	25,529
Non-interest income
Other loan fees	383	539	1,006	1,163
Gains from loan sales, net	118	424	366	711
Document processing fees	145	152	389	384
Service charges	77	75	218	271
Other	317	162	830	413
Total non-interest income	1,040	1,352	2,809	2,942
Non-interest expenses
Salaries and employee benefits	4,478	4,402	13,422	13,374
Occupancy, net	802	751	2,361	2,285
Professional services	434	460	1,204	1,402
Data processing	292	258	964	801
Depreciation	191	205	594	619
FDIC assessment	127	123	339	400
Advertising and marketing	189	145	536	563
Stock-based compensation	63	71	189	251
Other	284	307	780	759
Total non-interest expenses	6,860	6,722	20,389	20,454
Income before provision for income taxes	5,102	4,069	14,284	8,017
Provision for income taxes	1,467	1,209	4,077	2,399
Net income	$3,635	$2,860	$10,207	$5,618
Earnings per share:
Basic	$0.42	$0.34	$1.19	$0.66
Diluted	$0.41	$0.33	$1.17	$0.66

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	September 30,	June 30,	December 31,	September 30,
	2021	2021	2020	2020

Cash and cash equivalents	$2,129	$2,638	$1,587	$4,974
Interest-earning deposits in other financial institutions	184,806	109,642	58,953	124,590
Investment securities	23,608	23,247	22,043	23,562
Loans:
Commercial	66,713	68,537	80,851	84,133
Commercial real estate	473,338	444,127	402,148	394,547
SBA	9,589	10,732	11,851	12,547
Paycheck Protection Program (PPP)	36,109	71,106	69,542	75,683
Manufactured housing	292,476	286,552	280,284	275,472
Single family real estate	8,659	10,513	10,358	10,232
HELOC	3,717	3,685	3,861	3,857
Other (1)	(6)	(1,983)	(1,318)	(2,001)
Total loans	890,595	893,269	857,577	854,470

Loans, net
Held for sale	24,400	27,252	31,229	32,562
Held for investment	866,195	866,017	826,348	821,908
Less: Allowance for loan losses	(10,283)	(10,240)	(10,194)	(10,197)
Net held for investment	855,912	855,777	816,154	811,711
NET LOANS	880,312	883,029	847,383	844,273

Other assets	44,735	44,472	45,469	44,700

TOTAL ASSETS	$1,135,590	$1,063,028	$975,435	$1,042,099

Deposits
Non-interest-bearing demand	$219,826	$202,293	$181,837	$190,133
Interest-bearing demand	508,020	449,649	398,101	355,111
Savings	21,202	19,700	18,736	18,555
Certificates of deposit ($250,000 or more)	15,956	19,791	30,536	81,426
Other certificates of deposit	166,938	173,145	136,975	103,955
Total deposits	931,942	864,578	766,185	749,180
Other borrowings	90,000	90,000	105,000	190,103
Other liabilities	14,881	12,993	15,243	16,099
TOTAL LIABILITIES	1,036,823	967,571	886,428	955,382

Stockholders' equity	98,767	95,457	89,007	86,717
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$1,135,590	$1,063,028	$975,435	$1,042,099

Common shares outstanding	8,616	8,589	8,473	8,473

Book value per common share	$11.46	$11.11	$10.50	$10.23

(1) Includes consumer, other loans, securitized loans, and deferred fees

ADDITIONAL FINANCIAL INFORMATION
(Dollars and shares in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
PERFORMANCE MEASURES AND RATIOS	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Return on average common equity	14.77%	15.18%	13.33%	14.49%	13.45%
Return on average assets	1.28%	1.37%	1.09%	1.29%	1.16%
Efficiency ratio	57.31%	57.70%	61.65%	59.16%	68.78%
Net interest margin	3.97%	4.24%	3.76%	4.13%	3.81%

	Three Months Ended	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
AVERAGE BALANCES	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Average assets	$1,123,598	$1,041,986	$1,044,807	$1,057,168	$970,099
Average earning assets	1,091,792	1,009,968	1,011,765	1,025,337	939,959
Average total loans	882,058	891,948	854,273	883,280	827,244
Average deposits	920,165	840,104	733,486	851,391	732,449
Average common equity	97,636	93,851	85,328	94,149	83,972

EQUITY ANALYSIS	September 30, 2021	June 30, 2021	September 30, 2020
Total common equity	$98,767	$95,457	$86,717
Common stock outstanding	8,616	8,589	8,473

Book value per common share	$11.46	$11.11	$10.23

ASSET QUALITY	September 30, 2021	June 30, 2021	September 30, 2020
Nonaccrual loans, net	$1,742	$1,797	$2,258
Nonaccrual loans, net/total loans	0.20%	0.20%	0.26%
Other assets acquired through foreclosure, net	$2,572	$2,572	$2,707

Nonaccrual loans plus other assets acquired through foreclosure, net	$4,314	$4,369	$4,965
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.38%	0.41%	0.48%
Net loan (recoveries)/charge-offs in the quarter	$(36)	$(48)	$(76)
Net (recoveries)/charge-offs in the quarter/total loans	(0.00%)	(0.01%)	(0.01%)

Allowance for loan losses	$10,283	$10,240	$10,197
Plus: Reserve for undisbursed loan commitments	106	78	92
Total allowance for credit losses	$10,389	$10,318	$10,289
Allowance for loan losses/total loans held for investment	1.19%	1.18%	1.24%
Allowance for loan losses/total loans held for investment excluding PPP loans	1.24%	1.29%	1.37%
Allowance for loan losses/nonaccrual loans, net	590.34%	569.84%	451.59%

Community West Bank *
Community bank leverage ratio	8.59%	8.94%	8.79%
Tier 1 leverage ratio	8.59%	8.94%	8.79%
Tier 1 capital ratio	10.93%	11.21%	10.96%
Total capital ratio	12.11%	12.46%	12.21%

INTEREST SPREAD ANALYSIS	September 30, 2021	June 30, 2021	September 30, 2020
Yield on total loans	5.21%	5.14%	5.08%
Yield on investments	2.68%	2.76%	1.89%
Yield on interest earning deposits	0.16%	0.15%	0.23%
Yield on earning assets	4.30%	4.63%	4.37%

Cost of interest-bearing deposits	0.40%	0.48%	0.77%
Cost of total deposits	0.31%	0.37%	0.57%
Cost of borrowings	0.87%	0.84%	0.98%
Cost of interest-bearing liabilities	0.45%	0.53%	0.83%
Cost of funds	0.36%	0.41%	0.66%

* Capital ratios are preliminary until the Call Report is filed.

Contact:	Susan C. Thompson, EVP & CFO
805.692.5821
www.communitywestbank.com